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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2006, with respect to the consolidated balance sheets of Pacific Energy Partners, L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading "Experts" in the registration statement on Form S-1.

/s/ KPMG LLP

Los Angeles, California
August 30, 2007

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Consent of Independent Registered Public Accounting Firm